Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President	Senior Executive Vice President
	Chief Information Officer	Chief Financial Officer
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION DECLARES DIVIDEND

TUPELO, MISSISSIPPI (November 18, 2005) – At its monthly meeting on Tuesday, November 15, 2005, the board of directors of Renasant Corporation (NASDAQ: RNST) approved the payment of a quarterly cash dividend of twenty-two cents ($.22) per share to be paid January 2, 2006, to shareholders of record December 16, 2005.

ABOUT RENASANT CORPORATION

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance, Inc. The Company has assets in excess of $2.4 billion and operates 61 banking and insurance offices in 36 cities in Mississippi, Tennessee and Alabama.